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Exhibit 4

AMENDMENT NO. 1 TO
VOTING AGREEMENT

        THIS AMENDMENT NO. 1 TO VOTING AGREEMENT (this "Amendment") is made and entered into as of April 26, 2012, by and between DTS, Inc. ("Parent") and the stockholders of SRS Labs, Inc., a Delaware corporation, listed on Exhibit A attached hereto (collectively, the "Stockholders").

RECITALS

        WHEREAS, Parent and the Stockholders are parties to that certain Voting Agreement, dated as of April 16, 2012 (the "Agreement"); and

        WHEREAS, in accordance with Section 16(b) of the Agreement, Parent and the Stockholders desire to amend the Agreement as set forth in this Amendment.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AMENDMENT

        1.    AMENDMENT TO AGREEMENT.    Exhibit A of the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A to this Amendment.

        2.    MISCELLANEOUS

          2.1    No Other Amendment.    Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

          2.2    Applicable Law.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

          2.3    Counterparts; Execution by Facsimile.    This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed to be effective as of the date first above written.

DTS, INC.
By:	/s/ JON E. KIRCHNER
	Name:	Jon E. Kirchner
	Title:	Chairman and Chief Executive Officer
STOCKHOLDERS:
THOMAS C.K. YUEN
/s/ THOMAS C.K. YUEN
MISAKO YUEN
/s/ MISAKO YUEN
THOMAS YUEN FAMILY TRUST
/s/ THOMAS C.K. YUEN
By:	Thomas C. K. Yuen
Co-Trustee
/s/ MISAKO YUEN
By:	Misako Yuen
Co-Trustee
THOMAS AND MISAKO YUEN FAMILY FOUNDATION
By:	/s/ THOMAS C.K. YUEN
	Name:	Thomas C. K. Yuen
	Title:	President

[Signature Page to Amendment No. 1 to Voting Agreement]

 Exhibit A

Name and Address of Stockholder	Number of Outstanding Shares of Common Stock Owned of Record	Number of Shares Under Options for Common Stock	Other Shares Beneficially Owned
Mr. Thomas C. K. Yuen	352,790	271,250	0
2909 Daimler Street, Santa Ana, California 92705
The Thomas and Misako Yuen Family
Foundation	13,000	0	0
2909 Daimler Street, Santa Ana, California 92705
Thomas Yuen Family Trust	2,519,566	0	0
2909 Daimler Street, Santa Ana, California 92705

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  Exhibit 4
AMENDMENT NO. 1 TO VOTING AGREEMENT
RECITALS
AMENDMENT
Exhibit A